Exhibit 99.1

Union Pacific Reports Record First Quarter Results

First Quarter Diluted Earnings per Share up 27 percent

FOR IMMEDIATE RELEASE

First Quarter Results

•	Diluted earnings per share of $1.68 increased 27 percent.
•	Operating income totaled $1.9 billion, up 8 percent.
•	Operating ratio of 64.6 percent, improved 0.6 points (see footnote).

Omaha, Neb., April 26, 2018 – Union Pacific Corporation (NYSE: UNP) today reported 2018 first quarter net income of $1.3 billion, or a first-quarter record $1.68 per diluted share. This compares to about $1.1 billion, or $1.32 per diluted share, in the first quarter 2017.

“Our solid first quarter results were a direct reflection of the tremendous effort put forth by our entire workforce, and had it not been for some network congestion it would have been even better,” said Lance Fritz, Union Pacific chairman, president and chief executive officer. “I am encouraged by the work we are doing to quickly regain superior levels of service and efficiency.”

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First Quarter Summary

Operating revenue of $5.5 billion was up 7 percent in the first quarter 2018 compared to the first quarter 2017. First quarter business volumes, as measured by total revenue carloads, increased 2 percent compared to 2017. Volume increases in energy, industrial and premium more than offset a decline in agricultural products. In addition:

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Quarterly freight revenue improved 7 percent compared to the first quarter 2017, as volume growth, increased fuel surcharge revenue, core pricing gains and positive mix all contributed to the increase.

•	Union Pacific’s 64.6 percent operating ratio improved 0.6 points (see footnote) compared to the first quarter 2017. Higher fuel prices negatively impacted the operating ratio by about 0.2 points.
•	The $2.13 per gallon average quarterly diesel fuel price in the first quarter 2018 was 22 percent higher than the first quarter 2017.
•	Quarterly train speed, as reported to the Association of American Railroads, was 24.8 mph, 4 percent slower than the first quarter 2017.
•	Union Pacific’s reportable personal injury rate of 0.74 per 200,000 employee-hours was a first quarter record, improving 17 percent compared to the first quarter 2017.
•	The Company repurchased 9.3 million shares in the first quarter 2018 at an aggregate cost of $1.2 billion.
•	Union Pacific redeemed $155 million of outstanding debentures and mortgage bonds, resulting in an approximate 8 cent reduction to diluted earnings per share.

Summary of First Quarter Freight Revenues

•	Agricultural Products flat
•	Industrial up 6 percent
•	Premium up 7 percent
•	Energy up 15 percent

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2018 Outlook

“We are pleased with the improvement we have seen in recent weeks and are confident in the plan we have in place to continue building on the progress already made,” Fritz said. “With the economy favoring a number of our market segments, we are well positioned to benefit from another year of positive volume growth and solid core pricing gains.”

Footnote:  Certain prior period amounts have been adjusted for the retrospective adoption of Accounting Standard Update 2017-07 related to the presentation of the components of net periodic pension and other postretirement benefit costs.

First Quarter 2018 Earnings Conference Call

Union Pacific will host its first quarter 2018 earnings release presentation live over the Internet and via teleconference on Thursday, April 26, 2018 at 8:45 a.m. Eastern Time.  The presentation will be webcast live over the internet on Union Pacific’s website at www.up.com/investor.  Alternatively, the webcast can be accessed directly through the following link.  Participants may join the conference call by dialing 877/407-8293 (or for international participants, 201/689-8349).

ABOUT UNION PACIFIC

Union Pacific Railroad is the principal operating company of Union Pacific Corporation (NYSE: UNP). One of America's most recognized companies, Union Pacific Railroad connects 23 states in the western two-thirds of the country by rail, providing a critical link in the global supply chain. In the past 10 years, 2008-2017, Union Pacific invested approximately $34 billion in its network and operations to support America's transportation infrastructure. The railroad's diversified business mix includes Agricultural Products, Energy, Industrial and Premium. Union Pacific serves many of the fastest-growing U.S. population centers, operates from all major West Coast and Gulf Coast ports to eastern gateways, connects with Canada's rail systems and is the only railroad serving all six major Mexico gateways. Union Pacific provides value to its roughly 10,000 customers by delivering products in a safe, reliable, fuel-efficient and environmentally responsible manner.

Union Pacific Investor contact: Mike Staffenbeal at 402-544-4227 or mstaffen@up.com

Union Pacific Media contact: Raquel Espinoza at 402-544-5034 or respinoza@up.com

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Supplemental financial information is attached.

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This presentation and related materials contain statements about the Company’s future that are not statements of historical fact, including specifically the statements regarding the Company’s expectations with respect to economic conditions and demand levels and its ability to improve network performance and customer service.  These statements are, or will be, forward-looking statements as defined by the Securities Act of 1933 and the Securities Exchange Act of 1934.  Forward-looking statements also generally include, without limitation, information or statements regarding:  projections, predictions, expectations, estimates or forecasts as to the Company’s and its subsidiaries’ business, financial, and operational results, and future economic performance;  and management’s beliefs, expectations, goals, and objectives and other similar expressions concerning matters that are not historical facts.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will be achieved.  Forward-looking information, including expectations regarding operational and financial improvements and the Company’s future performance or results are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statement.  Important factors, including risk factors, could affect the Company’s and its subsidiaries’ future results and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements.  Information regarding risk factors and other cautionary information are available in the Company’s Annual Report on Form 10-K for 2017, which was filed with the SEC on February 9, 2018.  The Company updates information regarding risk factors if circumstances require such updates in its periodic reports on Form 10-Q and its subsequent Annual Reports on Form 10-K (or such other reports that may be filed with the SEC).

Forward-looking statements speak only as of, and are based only upon information available on, the date the statements were made.  The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information.  If the Company does update one or more forward-looking statements, no inference should be drawn that the Company will make additional updates with respect thereto or with respect to other forward-looking statements.  References to our website are provided for convenience and, therefore, information on or available through the website is not, and should not be deemed to be, incorporated by reference herein.

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UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

Condensed Consolidated Statements of Income (unaudited)

Millions, Except Per Share Amounts and Percentages,	1st Quarter
For the Periods Ended March 31,	2018	2017	%
Operating Revenues
Freight revenues	$5,122	$4,794	7%
Other	353	338	4
Total operating revenues	5,475	5,132	7
Operating Expenses
Compensation and benefits*	1,273	1,262	1
Purchased services and materials	599	566	6
Fuel	589	460	28
Depreciation	543	520	4
Equipment and other rents	266	276	(4)
Other	266	260	2
Total operating expenses	3,536	3,344	6
Operating Income	1,939	1,788	8
Other income/(expense)*	(42)	72	U
Interest expense	(186)	(172)	8
Income before income taxes	1,711	1,688	1
Income taxes	(401)	(616)	(35)
Net Income	$1,310	$1,072	22%

Share and Per Share
Earnings per share - basic	$1.69	$1.32	28%
Earnings per share - diluted	$1.68	$1.32	27
Weighted average number of shares - basic	776.4	811.5	(4)
Weighted average number of shares - diluted	779.6	814.8	(4)
Dividends declared per share	$0.73	$0.605	21

Operating Ratio*	64.6%	65.2%	(0.6)	pts
Effective Tax Rate	23.4%	36.5%	(13.1)	pts

* Certain prior period amounts have been adjusted for the retrospective adoption of Accounting Standard Update 2017-07 related to the presentation of the components of net periodic pension and other postretirement benefit costs.

UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

Freight Revenues Statistics (unaudited)

	1st Quarter
For the Periods Ended March 31,	2018	2017	%
Freight Revenues (Millions)
Agricultural Products	$1,098	$1,094	-%
Energy	1,173	1,024	15
Industrial	1,340	1,264	6
Premium	1,511	1,412	7
Total	$5,122	$4,794	7%
Revenue Carloads (Thousands)
Agricultural Products	279	290	(4)%
Energy	419	395	6
Industrial	411	403	2
Premium	1,016	1,000	2
Total	2,125	2,088	2%
Average Revenue per Car
Agricultural Products	$3,942	$3,768	5%
Energy	2,799	2,593	8
Industrial	3,262	3,140	4
Premium	1,487	1,413	5
Average	$2,411	$2,297	5%

UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

Condensed Consolidated Statements of Financial Position (unaudited)

	Mar. 31,	Dec. 31,
Millions, Except Percentages	2018	2017
Assets
Cash and cash equivalents	$1,048	$1,275
Short-term investments	90	90
Other current assets	2,759	2,641
Investments	1,810	1,809
Net properties	51,696	51,605
Other assets	386	386
Total assets	$57,789	$57,806

Liabilities and Common Shareholders' Equity
Debt due within one year	$1,891	$800
Other current liabilities	2,855	3,139
Debt due after one year	15,697	16,144
Deferred income taxes	11,050	10,936
Other long-term liabilities	1,907	1,931
Total liabilities	33,400	32,950
Total common shareholders' equity	24,389	24,856
Total liabilities and common shareholders' equity	$57,789	$57,806

Debt to Capital	41.9%	40.5%
Adjusted Debt to Capital*	45.1%	43.9%

*  Adjusted Debt to Capital is a non-GAAP measure; however, management believes that it is an important measure in evaluating our financial performance. See page 6 for a reconciliation to GAAP.

UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

Condensed Consolidated Statements of Cash Flows (unaudited)

Millions,	Year-to-Date
For the Periods Ended March 31,	2018	2017
Operating Activities
Net income	$1,310	$1,072
Depreciation	543	520
Deferred income taxes	112	145
Other - net	(64)	146
Cash provided by operating activities	1,901	1,883
Investing Activities
Capital investments	(910)	(811)
Purchases of short-term investments	(60)	(90)
Maturities of short-term investments	60	60
Other - net	(9)	(2)
Cash used in investing activities	(919)	(843)
Financing Activities
Debt issued	1,706	200
Common shares repurchased	(1,166)	(759)
Debt repaid	(1,157)	(184)
Dividends paid	(568)	(492)
Other - net	(24)	(33)
Cash used in financing activities	(1,209)	(1,268)
Net Change in Cash and Cash Equivalents	(227)	(228)
Cash and cash equivalents at beginning of year	1,275	1,277
Cash and Cash Equivalents at End of Period	$1,048	$1,049
Free Cash Flow*
Cash provided by operating activities	$1,901	$1,883
Cash used in investing activities	(919)	(843)
Dividends paid	(568)	(492)
Free cash flow	$414	$548

*Free cash flow is a non-GAAP measure; however, we believe this measure is important to management and investors in evaluating our financial performance and measures our ability to generate cash without additional external financing.

UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

Operating and Performance Statistics (unaudited)

	1st Quarter
For the Periods Ended March 31,	2018	2017	%
Operating/Performance Statistics
Gross ton-miles (GTMs) (millions)	226,929	218,914	4%
Employees (average)	41,735	42,069	(1)
GTMs (millions) per employee	5.44	5.20	5

Locomotive Fuel Statistics
Average fuel price per gallon consumed	$ 2.13	$ 1.75	22%
Fuel consumed in gallons (millions)	267	253	6
Fuel consumption rate*	1.175	1.156	2

AAR Reported Performance Measures
Average train speed (miles per hour)	24.8	25.7	(4)%
Average terminal dwell time (hours)	33.0	30.6	8

Revenue Ton-Miles (Millions)
Agricultural Products	25,173	26,161	(4)%
Energy	43,962	40,186	9
Industrial	24,290	24,053	1
Premium	23,975	23,679	1
Total	117,400	114,079	3%

*Fuel consumption is computed as follows: gallons of fuel consumed divided by gross ton-miles in thousands.

UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

Non-GAAP Measures Reconciliation to GAAP

Debt to Capital*
	Mar. 31,	Dec. 31,
Millions, Except Percentages	2018	2017
Debt (a)	$17,588	$16,944
Equity	24,389	24,856
Capital (b)	$41,977	$41,800
Debt to capital (a/b)	41.9%	40.5%

*  Total debt divided by total debt plus equity. We believe this measure is important to management and investors in evaluating our balance sheet strength and is important in managing our credit ratios and financing relationships.

Adjusted Debt to Capital, Reconciliation to GAAP*
	Mar. 31,	Dec. 31,
Millions, Except Percentages	2018	2017
Debt	$17,588	$16,944
Net present value of operating leases	1,989	2,140
Unfunded pension and OPEB, net of taxes of $145 and $238	473	396
Adjusted debt (a)	20,050	19,480
Equity	24,389	24,856
Adjusted capital (b)	$44,439	$44,336
Adjusted debt to capital (a/b)	45.1%	43.9%

*  Total debt plus net present value of operating leases plus after-tax unfunded pension and OPEB obligation divided by total debt plus net present value of operating leases plus after-tax unfunded pension and OPEB obligation plus equity. Operating leases were discounted using 4.4% at March 31, 2018, and 4.6% at December 31, 2017. The discount rate reflects our effective interest rate. We believe this measure is important to management and investors in evaluating the total amount of leverage in our capital structure including off-balance sheet lease obligations.